                                                                      Exhibit 12


               PIEDMONT NATURAL GAS COMPANY, INC. AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
              For Fiscal Years Ended October 31, 1995 through 1999
                      and Twelve Months Ended July 31, 2000
                       (in thousands except ratio amounts)

                                            July 31,
                                              2000          1999          1998          1997         1996          1995
                                              ----          ----          ----          ----         ----          ----
Earnings:
   Net income from continuing operations     $62,476      $ 58,207      $ 60,313     $ 54,074      $ 48,562      $ 40,310
   Income taxes                               40,404        37,645        38,807       34,650        30,928        25,442
   Fixed charges                              41,524        37,978        38,415       39,263        37,009        35,651
                                            --------      --------      --------     --------      --------      --------
     Total Adjusted Earnings                $144,404      $133,830      $137,535     $127,987      $116,499      $101,403
                                            ========      ========      ========     ========      ========      ========

Fixed Charges:
   Interest                                 $ 39,604      $ 35,911      $ 36,453     $ 36,949      $ 34,511      $ 33,224
   Amortization of debt expense                  441           323           304          346           345           336
   One-third of rental expense                 1,479         1,744         1,658        1,968         2,153         2,091
                                            --------      --------      --------     --------      --------      --------
     Total Fixed Charges                    $ 41,524      $ 37,978      $ 38,415     $ 39,263      $ 37,009      $ 35,651
                                            ========      ========      ========     ========      ========      ========

Ratio of Earnings to Fixed Charges              3.48          3.52          3.58         3.26          3.15          2.84
                                                ====          ====          ====         ====          ====          ====